UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   NEWTON, CLAY
   509 EAST 800 SOUTH
   CENTERVILLE, UT  84014
2. Issuer Name and Ticker or Trading Symbol
   EQUITY OIL COMPANY
   EQTY
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12-31-97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHIEF FINANCIAL OFFICER
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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INCENTIVE OPTIONS TO PUR|3.563   |02/05|A   |6,000      |A  |*    |02/05|EQUITY OIL C|6,000  |3.563  |6,000       |D  |            |
CHASE EQUITY OIL COMMON |        |/97  |    |           |   |     |/07  |OMPANY COMMO|       |       |            |   |            |
STOCK                   |        |     |    |           |   |     |     |N STOCK     |       |       |            |   |            |
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OPTIONS TO PURCHASE EQUI|        |     |    |           |   |     |     |            |       |       |            |   |            |
TY OIL COMMON STOCK WITH|        |     |    |           |   |     |     |            |       |       |            |   |            |
 TANDEM                 |        |     |    |           |   |     |     |            |       |       |            |   |            |
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APPRECIATION RIGHTS     |3.563   |02/05|A   |3,000      |A  |**   |02/05|EQUITY OIL C|3,000  |3.563  |3,000       |D  |            |
                        |        |/97  |    |           |   |     |/97  |OMPANY COMMO|       |       |            |   |            |
                        |        |     |    |           |   |     |     |N STOCK     |       |       |            |   |            |
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INCENTIVE OPTIONS TO PUR|4.625   |10/21|D   |5,000      |D  |10/21|10/21|EQUITY OIL C|5,000  |4.625  |0           |   |            |
CHASE EQUITY OIL COMMON |        |/97  |    |           |   |/87  |/97  |OMPANY COMMO|       |       |            |   |            |
STOCK                   |        |     |    |           |   |     |     |N STOCK     |       |       |            |   |            |
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Explanation of Responses:
* - GRANT TO REPORTING PERSON OF OPTIONS TO BUY 6,000 SHARES OF COMMON STOCK UNDER THE 1993 EQUITY OIL COMPANY INCENTIVE
STOCK OPTION PLAN, A RULE 16B-3 PLAN. THE OPTIONS BECOME EXERCISABLE IN 20% ANNUAL INCREMENTS FROM 2/5/98 TO 2/5/02.
** - GRANT TO REPORTING PERSON OF OPTIONS TO BUY 3,000 SHARES OF COMMON STOCK UNDER THE 1993 EQUITY OIL COMPANY INCENTIVE
STOCK OPTION PLAN, A RULE 16B-3 PLAN. THE OPTIONS BECOME EXERCISABLE IN 20% ANNUAL INCREMENTS FROM 2/5/98 TO 2/5/02.